Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST INCREASES SECURED REVOLVING CREDIT FACILITY TO $100 MILLION
DALLAS — (August 25, 2005) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has modified its secured revolving credit facility. The facility has been increased to $100 million; the maturity date extended to August 2008 with two one-year extension options; and the interest rate reduced to a range of 160 to 195 basis points over LIBOR. Subject to certain conditions, the credit facility can be increased to $150 million.
The credit facility is led by Calyon New York Branch, as Administrative Agent and Sole Lead Arranger and Book Manager, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as Syndication Agent, and Wachovia Bank, National Association, as lender.
“The modification of our existing credit facility provides us with additional financial flexibility on improved terms,” said Monty J. Bennett, President and CEO of Ashford Hospitality Trust. “Together with additional refinancings we are pursuing, the new credit facility continues to enhance our capital structure by extending our debt maturities, reducing our borrowing costs and generating additional proceeds to allocate to our investment strategy.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Modifies Credit Facility

August 25, 2005
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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